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                                                                    EXHIBIT 99.1

                       [UNION PLANTERS CORPORATION LOGO]

                                  NEWS RELEASE

                UNION PLANTERS REPORTS FIRST QUARTER NET EARNINGS

MEMPHIS, Tenn. - (April 15, 2004) Union Planters Corporation (NYSE: UPC) today reported first quarter earnings of $73.1 million, or $.38 per diluted share. Included in these results were previously announced charges of $3.2 million to cover costs related to the rightsizing of the Company's mortgage and credit operations and $25.8 million as a result of the decision to sell certain loan portfolios. In addition, there were $4.0 million in expenses related to the pending merger with Regions Financial Corporation. These first quarter charges, which are consistent with our previous guidance, will create an annual benefit of $26.0 million, 60.0 percent of which will be realized in 2004.

"We continue to deliver on our goal of significantly improving our credit quality performance as well as restructuring our mortgage operations," said Jackson W. Moore, Chairman, President and CEO. "Nonperforming assets declined for the sixth straight quarter and were at the lowest level since March 2001. Additionally, expenses outside of the merger related and loan portfolio charges improved significantly during the quarter. While there is still room for improvement in both our credit quality and mortgage rightsizing, I remain tremendously proud of all the effort our associates have put forth in these regards."

The Company experienced growth in its core mortgage loan products, which reflects a trend reversal over the last several quarters. The adjustable-rate mortgage product is performing very well. The Company's largest markets grew 1-4 family loans more than five percent compared to the prior quarter. "While our mortgage business, consistent with industry trends, is still operating at lower than anticipated production levels, we believe that our continued emphasis on an efficient business model, ongoing efforts to streamline operations and continued improvements in credit costs are creating a stronger, more efficient organization that will serve us well in the coming quarters as we transition to a new organization," Moore said.

The Company expects continued growth in certain targeted products to provide momentum for the remainder of the year. "The tremendous success in our home equity line of credit promotion is a testament to the strength of our sales franchise," said Moore. "We continue to focus our sales efforts on integrating services across business lines and working closely with retail and commercial team members to take advantage of a diverse customer base.

"Our pending partnership with Regions Financial Corporation continues to exceed our expectations. While the regulatory approval process continues and we prepare for the shareholder vote, we remain absolutely confident in our ability to successfully integrate the two


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companies. Employees of both organizations are working diligently, and we continue to be impressed with the level of cooperation and teamwork. A dedicated team has been put in place to focus on the merger transition and integration so that associates may remain focused on servicing customers. We are making definite progress during this transition period. Leaders and transition team members from both Regions and Union Planters are completely focused on doing what it takes to create the new regional force we are committed to. We are following a very sound discipline and applying a common sense approach.

"We have adopted the phrase 'keep going and keep growing' as we go through our merger with Regions. We are doing this by staying focused on our most important asset, our customers. It is our goal to be their first choice when they have a need for financial services. Our corporate focus remains unchanged for 2004; we continue to focus on providing shareholders with solid returns, on improving the level of customer service and on leveraging our efficient business model by improving organizational efficiencies. In the immediate and near term, our operating plan, new product initiatives and a keen focus on deepening customer relationships are all going to move forward. I have challenged our associates to continue providing the best products and service to our customers as we chart the course for our future with Regions - a future that we all believe to be very bright."

BENEFITS OF THE 2004 INITIATIVES

In the Company's fourth quarter earnings message, Union Planters announced that it would incur certain pre-tax charges. During the first quarter, these charges were $29.0 million in aggregate and were a result of decisions to sell a portfolio of brokered home equity and rental car fleet loans, as well as to restructure and rightsize mortgage and credit operations. Such brokered home equity and rental car fleet loans are now carried at the lower of cost or fair value in accordance with the change in intent with respect to the portfolio. These first quarter charges will create an annual benefit of $26.0 million, and
60.0 percent of this benefit will be realized in 2004. As the Company continues to evaluate certain segments of our portfolio, management now believes the aggregate charge will be at the low end of the range previously discussed.

NET INTEREST INCOME

Net interest income and net interest margin on a fully taxable-equivalent basis were $270.2 million and 3.82 percent, respectively, for the first quarter of 2004, compared to $280.5 million and 3.90 percent, respectively, last quarter. The key driver to the decline in the net interest margin from the prior quarter was the remixing of earning assets due to a $395.7 million reduction in higher yielding mortgage loans held for resale and an increase in investment securities. Management does not expect the loans held for resale balance to further decline and anticipates recent positive trends in loan growth to continue, which should have a favorable impact on the net interest margin over the next several quarters.

Consistent with the Company's balance sheet strategies, Union Planters continues to devote significant marketing and sales focus on home equity line of credit ("HELOC") growth in its franchise. The Company embarked on another very successful HELOC campaign during the


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first quarter. This campaign generated 32 percent growth in average HELOC balances since the same quarter last year, with strong average credit scores and low loan-to-value ratios.

Average commercial real estate loan balances increased 1.9 percent from the same quarter last year. While soft loan demand continues, some of the Company's larger markets have begun to experience increased commercial loan activity, particularly in Memphis and Houston, which grew commercial real estate balances by more than 13 percent compared to the previous quarter. Average mortgage portfolio loans secured by 1-4 family residential properties, excluding the branch sales and mortgage loan sales, grew at a strong 8.7 percent annualized growth rate compared to last quarter as residential mortgage loans gained momentum, which represents a reversal of previous trends.

Average noninterest-bearing demand deposits ("DDAs") increased almost 9 percent compared to the same period last year due to strong commercial DDA growth in most of the Company's larger markets. The overall level of savings, money market and time deposit balances continued to moderate in the first quarter given the low level of interest rates. Some of our larger markets experienced solid growth in these products, particularly the greater St. Louis area. Total average deposits, excluding deposits in sold branches, decreased 1.5 percent from the fourth quarter. The decline was largely driven by a reduction in highly rate sensitive money market balances in our Miami market due to competitive pricing pressures. To offset this decline, the Company will kick off a major deposit campaign during the second quarter.

NONINTEREST INCOME

Noninterest income was $175.4 million for the first quarter compared to $194.6 million during the previous quarter. The decline was primarily driven by a reduction in mortgage banking revenues as well as seasonality in service charges on deposit accounts and lower net revenues from professional employment services due to increased payroll taxes.

Mortgage related income for the quarter was $1.3 million compared to $42.6 million in the previous quarter. Revenue from mortgage origination activity declined as origination volume was down to $2.0 billion compared to $2.1 billion in the fourth quarter. Fourth quarter results included a $16.7 million gain on the sale of $358.6 million in mortgage portfolio loans compared to a $.4 million gain on the sale of $23.9 million in mortgage loans during the first quarter. First quarter results were impacted by the decline in the valuation of our mortgage servicing rights portfolio, resulting in impairment of $32.7 million, which was offset by $31.9 million in securities gains during the quarter and a $.8 million impact from derivative financial instruments related to mortgage servicing rights.

Financial services income increased 10.0 percent from the same quarter last year, driven by positive trends in all components. Trust services income was up
14.6 percent and 17.0 percent compared to last quarter and the same quarter last year, respectively. Trust assets under management were $8.5 billion, an increase of 18.0 percent over the prior year and 6.9 percent over the prior quarter. Improved market conditions, a more favorable mix towards long-term assets under management and positive overall net inflows contributed to the increase. Additionally, the number of trust accounts increased 8.4 percent compared to the same quarter


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last year. Compared to the same quarter last year, investment and insurance income increased almost 6 percent due to growth in brokerage commissions and revenues from the sale of annuities.

During the first quarter, the Company closed on previously announced branch sales in Corbin and Somerset, Kentucky, which are part of the ongoing rationalization of our distribution network. The sales resulted in pre-tax gains of $21.1 million and represented approximately $126.5 million and $225.2 million in loans and deposits, respectively, as of the settlement dates.

NONINTEREST EXPENSE

Noninterest expense was $276.7 million during the first quarter compared to $279.4 million during the prior quarter. Expenses during the first quarter were impacted by certain pre-tax charges as well as expenses directly related to the recently announced merger between the Company and Regions Financial Corporation. These include merger-related expenses of $4.0 million; $3.2 million in expenses related to the rightsizing of the Company's mortgage and credit operations; and an $8.3 million expense associated with an investment that is designed to produce a lower effective tax rate.

Excluding these expenses, which management believes is indicative of core operating expenses, noninterest expenses improved by $18.2 million compared to the previous quarter. The reduction in noninterest expenses was primarily due to lower mortgage volumes.

CONTINUING FAVORABLE ASSET QUALITY TRENDS

As a result of management's continued commitment to improving credit quality, nonperforming assets declined for the sixth straight quarter and represent the lowest level since the first quarter of 2001. Nonperforming assets declined to $252.3 million, an improvement of $60.6 million, or 19.4 percent, since the same quarter last year and $9.5 million, or 3.6 percent, since the previous quarter.
Additionally:

        - Nonperforming assets as a percentage of loans plus foreclosed property declined to 1.12 percent, a significant improvement from the prior year level of 1.37 percent, and compared to 1.19 percent at the end of the previous quarter.

        - The allowance for loan losses as a percentage of nonperforming loans improved to 157.9 percent, compared to 144.3 percent for the same period in 2003 and 157.7 percent at the end of the previous quarter.

Net charge-offs were $40.3 million, or .73 percent of average loans, this quarter, a significant improvement compared to both last quarter and the same quarter last year. First quarter 2003 and fourth quarter 2003 net charge-offs were $48.6 million, or .87 percent of average loans, and $47.9 million, or .86 percent of average loans, respectively. Included in the $62.8 million in provision for losses on loans this quarter was the $25.8 million charge incurred as a result of the decision to sell a portfolio of brokered home equity and rental car fleet loans. The allowance for loan losses as a percentage of total loans declined to 1.38 percent compared to 1.50 percent at the


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end of the previous quarter. The decline is primarily attributable to the transfer of the allowance in the amount of $43.9 million related to the brokered home equity and rental car fleet loans discussed above, which are now included in loans held for resale.

Management continues to focus on improving the overall risk profile of the loan portfolio and reducing credit costs. While nonperforming assets may fluctuate from quarter to quarter, the Company expects the overall trend to continue to decline throughout 2004, given a stable or improving economy. Including actions taken regarding the brokered home equity and rental car fleet portfolios previously mentioned, management continues to believe that the Company will realize the previously established target of a 50 basis point net charge-off ratio in the fourth quarter of 2004.

STRONG CAPITAL POSITION

Total shareholders' equity at March 31, 2004 was $3.1 billion, reflecting a leverage ratio of 8.01 percent and an estimated Tier-1 capital to total risk-weighted assets ratio of 9.74 percent. These ratios compare to 7.89 percent and 9.60 percent, respectively, at December 31, 2003. The Company is authorized to repurchase up to 24.7 million shares of its common stock under authorization previously granted by the Board of Directors.

CONFERENCE CALL

Union Planters will host a pre-recorded conference call to discuss these first quarter financial results at 7:30 a.m. Eastern Daylight Time (EDT) on April 15, 2004. Investors, analysts and other interested parties may dial into the conference call toll-free at 1-800-217-1707, toll at 402-220-3902 or by visiting our website at http://www.unionplanters.com/investor. A password is not required. A replay of the conference call will be available until 6:00 p.m. EDT on April 30, 2004.

ABOUT UNION PLANTERS

Union Planters Corporation announced a definitive merger agreement with Birmingham, Alabama-based Regions Financial Corporation in January 2004. The merger is expected to be completed in summer 2004, pending customary regulatory and shareholder approvals. The combined company, to be called Regions Financial Corporation, will be among the nation's 15 largest financial holding companies with approximately $81 billion in assets.

Union Planters Corporation, Memphis, Tennessee, with total assets of $31.5 billion at March 31, 2004, is the largest bank holding company in Tennessee and among the 30 largest bank holding companies in the United States. Union Planters Bank, National Association, the principal banking subsidiary, was founded in 1869 and operates branches in 12 states: Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. Union Planters offers a full range of commercial and consumer financial solutions through a network of 705 banking offices, 917 ATMs and the resources of specialized business units. Trust services include investment management, personal trust services, employee benefit administration and proprietary mutual funds. Investment and insurance services include


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annuities, brokerage, life insurance, title insurance and debt cancellation on consumer lending products. Union Planters Mortgage provides a full range of mortgage products through Union Planters banking centers and a network of mortgage production offices in 20 states. Capital Factors, Inc., based in Boca Raton, Florida, provides receivable-based commercial financing and related fee-based credit, collection and management information services. Capital Factors has regional offices in Atlanta, Georgia; Charlotte, North Carolina; Dallas, Texas; Los Angeles, California; and New York, New York. Strategic Outsourcing, Inc., based in Charlotte, North Carolina, provides professional employment services such as payroll administration, tax reporting, compliance, workers' compensation, insurance and benefits management. Union Planters Corporation's common stock is traded on the New York Stock Exchange under the symbol UPC and is included in the Standard and Poor's 500 Index, the Standard and Poor's 500 Regional Banks Index, the Standard and Poor's 500 Financials Index, the NYSE Composite Index and the Russell 1000 Index.

FORWARD-LOOKING STATEMENT DISCLOSURE

This press release contains forward-looking statements relating to management's expectations regarding: the status of the regulatory approval process and the merger-related shareholder vote, the success of and consummation of the merger between the Company and Regions Financial Corporation, improvement in credit quality, revenue growth, impact of the 2004 initiatives, balance sheet growth, the impact of any deposit promotional campaigns, the impact of a change in the effective tax rate, the impact of loan growth in on the net interest margin, the trend of nonperforming assets and charge-offs and the impact of changing economic conditions. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting business and prospects is contained in Union Planters' filings with the Securities and Exchange Commission, specifically "Risk Factors" in the 2003 Annual Report on Form 10-K, filed on March 12, 2004. Union Planters undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrences of unanticipated events.


CONTACT FOR INVESTORS:                      CONTACT FOR MEDIA:
RICHARD TRIGGER                             VICTOR ROCHA
SENIOR VICE PRESIDENT                       VICE PRESIDENT
(901) 580-5974                              (901) 580-5344


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